Exhibit 99.1

Toppoint Holdings Inc. Reports Third Quarter and First Nine-Month Results Reflecting Growth in Emerging Commodity Segments Despite Global Tariff Pressures

NORTH WALES, PA, November 14, 2025 (GLOBE NEWSWIRE) — Toppoint Holdings Inc. (NYSE American: TOPP) (“Toppoint” or the “Company”), a truckload services and logistics provider specializing in the recycling export supply chain, today announced financial results for the third quarter and the nine months ended September 30, 2025. Despite the impact of U.S. tariffs on certain international trade routes, the Company continued to demonstrate resilience and growth across key emerging segments, particularly in metal and import commodities, reflecting the strength of its strategic equipment investments and operational execution.

Third Quarter 2025 Highlights

●	Revenue: $4.49 million, compared to $3.74 million in Q3 2024, a year-over-year increase of 20%.

●	Strong performance in emerging commodities: Import-related services rose 115% to $1.58 million, and metal shipments increased to $716,000.

●	Operational investment: Continued fleet upgrades, equipment optimization, and software integration improved efficiency and reduced downtime.

●	Net loss: $(4.15) million, primarily due to non-cash stock-based compensation of $3.78 million.

Nine-Month 2025 Highlights

●	Revenue: $12.28 million, consistent with $12.17 million in the prior year period.

●	Import and Metal growth: Combined import and metal segment revenues increased 37% year-over-year to $5.08 million.

●	Technology investments: Continued investment in AI-driven logistics and proprietary software infrastructure.

●	Balance Sheet Strength: Total assets grew to $10.7 million as of September 30, 2025, from $5.0 million at December 31, 2024.

●	Shareholders’ Equity: Increased to $9.16 million, up from $2.54 million at year-end 2024.

CEO Commentary

“Our growth this quarter demonstrates that having the right equipment and focus on strategic commodities positions us to thrive even amid complex trade environments,” said Hok C. Chan, Chief Executive Officer of Toppoint. “Despite tariff headwinds, our investment in advanced technology, specialized chassis, and cross-port efficiency continues to drive expansion in high-demand verticals such as metals and imports. We’re confident our performance trajectory reflects strength and adaptability in our core markets.”

Financial Results

Q3 2025 Results of Operations

	Three Months Ended September 30,		Increase (Decrease)
	2025	2024	$	%
Revenue	$4,494,932	$3,736,672	$758,260	20%

Costs and expenses
Costs of revenue	3,124,049	3,279,109	(155,060)	(5)%
General and administrative	5,600,635	892,709	4,707,926	527%
	8,724,684	4,171,818	4,552,866	109%
Loss from operations	(4,229,752)	(435,146)	(3,794,606)	(872)%
Total other income, net	83,095	407,762	(324,666)	(80)%
Net loss before income taxes	(4,146,657)	(27,384)	(4,119,272)	(15,042)%
Provision for (benefit from) income taxes	-	138	(138)	(100)%
Net loss	$(4,146,657)	$(27,522)	$(4,119,134)	(14,966)%

First Nine Months of 2025 Results of Operations

	Nine months Ended September 30,		Increase (Decrease)
	2025	2024	$	%
Revenue	$12,275,466	$12,167,956	$107,510	1%

Costs and expenses
Costs of revenue	9,951,296	10,378,455	(427,159)	(4)%
General and administrative	8,550,152	1,870,654	6,679,498	357%
	18,501,448	12,249,109	6,252,341	51%
(Loss) income from operations	(6,225,982)	(81,153)	(6,144,829)	(7,572)%
Total other income, net	4,170	405,021	(400,851)	(99)%
Net (loss) income before income taxes	(6,221,812)	323,868	(6,545,680)	(2,021)%
Provision for (benefit from) income taxes	(15,159)	96,182	(111,341)	(116)%
Net (loss) income	$(6,206,653)	$227,686	$(6,434,339)	(2,826)%

Condensed Consolidated Balance Sheets

	September 30, 2025 (Unaudited)	December 31, 2024
Assets
Current Assets
Cash	$463,352	$557,619
Accounts receivable, net	1,512,449	1,203,001
Contract assets	159,038	88,153
Deferred offering costs	-	398,512
Prepaid expenses and other current assets	286,752	-
Total Current Assets	2,421,591	2,247,285
Other Assets
Property and equipment, net	1,837,419	1,191,572
Intangible asset, net	537,742	739,396
Note receivable	5,250,000	-
Right-of-use asset, net	512,442	675,561
Right-of-use asset, net– related party	89,870	82,098
Security deposit	61,000	50,000
Total Assets	$10,710,064	$4,985,912
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$563,225	$402,552
Income taxes payable	-	142,093
Loans payable, current maturities	59,336	3,147
Related party loan	84,487	1,100,000
Lease liability, current maturities	163,086	130,552
Lease liability, current maturities – related party	68,033	-
Total Current Liabilities	938,167	1,778,344
Loans payable, net of current maturities	400,073	146,753
Lease liability, net of current maturities	192,997	331,833
Lease liability, net of current maturities – related party	16,336	-
Deferred tax liability	-	187,108
Total Liabilities	1,547,573	2,444,038

Shareholders’ Equity
Preferred stock, $0.0001 par value, 50,000,000 authorized, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 19,400,000 and 15,000,000 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1,940	1,500
Additional paid-in capital	12,966,580	139,750
(Accumulated Deficit) Retained earnings	(3,806,029)	2,400,624
Total Shareholders’ Equity	9,162,491	2,541,874
Total Liabilities and Shareholders’ Equity	$10,710,064	$4,985,912

Positioned for Continued Growth

Toppoint remains focused on growth across high-margin export categories including metals, import containers, and recyclable commodities and continues to   capture value in the expanding scrap and metals logistics markets. With strategic assets and a growing technology footprint, management anticipates continued progress into 2026.

About Toppoint Holdings Inc.

Toppoint Holdings Inc. (NYSE American: TOPP) is a truckload services and logistics provider focused on the recycling export supply chain. The Company transports waste paper, scrap metal, logs, and other commodities from major waste companies and recycling centers to ports along the U.S. East Coast, including Newark, Philadelphia, and Baltimore. Toppoint’s integrated platform leverages AI-driven software   to enhance efficiency and data visibility across its operations. For more information, please visit www.toppointtrucking.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” as defined under the federal securities laws. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can find many (but not all) of these statements by the use of words such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate”, “will”, “aim” and “anticipate”, or other similar expressions in this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s filings with the Securities and Exchange Commission available at www.sec.gov.

Investor Relations Contact:

Toppoint Holdings Inc.
1250 Kenas Road
North Wales, PA 19454
Phone: (551) 866-1320
Email: investors@toppointtrucking.com

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